Exhibit No. 15

November 2, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington DC 20549

RE:                  Regis Corporation Registration Statements on Form S-3 (File No. 333-100327, No. 333-51094, No. 333-28511, No. 333-78793, No. 333-49165, No. 333-89279, No. 333-90809, No. 333-31874, No. 333-57092, No. 333-72200, No. 333-87482, No. 333-102858 and No. 333-116170), and Form S-8 (File No. 33-44867 and No. 33-89882)

Commissioners:

We are aware that our report dated November 2, 2005, on our reviews of the interim condensed consolidated financial information of Regis Corporation (the “Company”) as of September 30, 2005, and for the three month periods ended September 30, 2005 and 2004 included in the Company’s quarterly report on Form 10-Q for the quarter then ended, is incorporated by reference in the above referenced registration statements.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota